Exhibit 2.1

                              ACQUISITION AGREEMENT
                              ---------------------

         THIS ACQUISITION AGREEMENT (this "Agreement"), dated effective as of April 5, 2000, is made and entered into by and among NORTH STAR ENTERPRISES, LLC, a California limited liability company (the "Buyer") at 29716 Avenida De Las Banderas, Rancho Santa Margarita, California 92688 and POWERSOURCE CORPORATION, a Nevada corporation having its principal place of business at 3660 Wilshire Boulevard, Suite 1104, Los Angeles, California 90010 ("Seller").

                                    RECITALS

         A. Seller is engaged in the business of providing electrical service to residents of the State of California.

         B. Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, a certain percentage of Common Stock Shares of Seller, as defined in Schedule A, a certain number of seats on the board of directors of Seller, on the terms and conditions hereinafter set forth. ANY TAX CONSEQUENCE ARISING FROM THIS TRANSACTION AND AGREEMENT SHALL BE THE RESPONSIBILITY OF THE PARTIES INDIVIDUALLY.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements hereinafter set forth, Buyer and Seller each intending legally to be bound, represents, warrants, covenants and agrees as follows:

                        ARTICLE I: SUBJECT OF ACQUISITION

            Subject to the terms, provisions and conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and convey all of its right, title and interest in a certain amount Restricted Common Stock Shares of Seller, as defined in Schedule A, to Buyer for the consideration (the "Purchase Price") set forth in Article 2 below. The closing of this transaction (the "Closing Date") would occur as soon as possible after the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if such provisions are applicable to the transaction, or as soon as practicable upon completion and execution of this Acquisition Agreement. The transaction will also be subject to all rules and regulations prescribed under the Federal and state securities laws governing same.

                        ARTICLE II: TERMS AND CONDITIONS

2.1 CONSIDERATION. In consideration of the sale, issuance and transfer of the Restricted Common Stock Shares, pursuant to the milestones defined in Schedule A, to Buyer in accordance with and subject to the terms and conditions hereof, Buyer hereby agrees to the following purchase terms and conditions:

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         (a) Buyer agrees to assume any and all liabilities and costs of operations of Seller from the date of this Agreement. Buyer agrees it shall be responsible for the payment of all liabilities of Seller related to its operation of the Business subsequent to the Closing Date (as defined herein), as and when the same become due including, but not limited to, monthly operating costs, payroll, insurance related expenses and State, Federal and local tax liability.

         (b) Buyer agrees to effectuate all tenant conversions by communicating with and assisting property owners and tenants in the transfer of service. Seller agrees to fully cooperate, as permitted by law, by providing point of sale material and the requisite regulatory documentation to effectuate the transfer of each customer account.

         (c) Buyer agrees to provide all capitalization necessary for the operation of Seller. It is agreed and understood that such capitalization will not exceed an aggregate of Sixty Thousand Dollars ($60,000.00) per month, for the first three (3) months following the Closing Date. After the first three (3) months, Buyer agrees to continue to provide all capitalization necessary for the operation of Seller, subject to a good faith budget evaluation to be made by the board of directors of Seller at a duly called and held special meeting of the board of directors.

         (d) Buyer agrees to arrange the cash, bond or equivalent necessary to purchase an adequate amount of power from the Automated Power Exchange ("APX"), or any other power supplier approved by the Seller, to service all of Seller's accounts. Buyer hereby acknowledges and agrees that such expenses will be between three (3) and five (5) million dollars per month.

         (e) Buyer agrees to accept full responsibility for all marketing activities of Seller. As consideration for the marketing services rendered, Seller agrees to pay to Buyer $3.00 per account thirty (30) days after the first payment is received from the respective account as allowed by law. Furthermore, Buyer agrees to accept Seller's common stock in lieu of payment for the first ninety (90) days that each account is online. Such stock is in addition to any other stock referenced herein and shall be valued at a fixed price of $1.25 per common stock share.

         (f) Buyer agrees to allow the executives of Seller to sell a maximum of twenty five percent (25%) of their shares respectively at the time of a secondary offering on a prior preferred basis and as permitted by law. Seller agrees to grant Buyer the right of first refusal on the sale of such shares. Seller further agrees to provide notice of Seller's intent to sell, in the manner prescribed by Section 8.3, ten (10) days prior to the anticipated sale.

         (g) Buyer agrees that any and all stock issued by Seller to its officers and directors after February 11, 2000, except for those shares specifically used to satisfy the increased ownership interests of Buyer as defined in Schedule B, will be subject to non-dilution.

         (h) Buyer agrees to honor the attached employment agreements and agrees that it will not cause the termination of such employment agreements without cause for the term of such contracts.

         (i) Buyer agrees that all personal tax liabilities resulting from the deferred executive compensation of the Seller's executives, in an amount equal to and not exceeding Forty Thousand Dollars ($40,000.00), will be paid in full by Seller when due.

         (j) Buyer agrees to fund the existing marketing activities of Seller until such time as the joint marketing of Buyer and Seller is begun, evidenced by a joint marketing agreement. All marketing plans of Seller will be subject to good faith review and approval by Buyer.

         (k) Buyer agrees that this Agreement and the terms and conditions contained herein are subject to the necessary approval by the Seller's shareholders, whether by written consent or proxy, according to the law governing Seller and at the Seller's discretion.

2.2 STOCK. Upon execution of this Agreement, Buyer shall be issued an amount of Seller's Common Stock equal to Twenty Percent (20%) of the total issued and outstanding shares of Seller (subject to adjustment for stock split, stock dividends and similar events). Additionally, upon execution of this Agreement, Seller shall place an additional Forty Percent (40%) of the issued and outstanding Common Stock of Seller (subject to adjustment for stock split, stock dividends and similar events) in an escrow account held by an escrow agent, as defined in Schedule D, for the benefit of Buyer. Such common stock shares shall be issued and released to Buyer upon the occurrence of certain performance milestones defined in Schedule A.

2.3 RIGHT TO NAME DIRECTOR. Upon execution of this Agreement, Buyer shall have the right to name three (3) directors to Seller's Board of Directors which currently consists of a total of five (5) Directors.

2.4 IMPLEMENTATION OF EMPLOYEE STOCK INCENTIVE PLAN. Furthermore, no later than Closing, Seller shall have implemented an Incentive Stock Option Plan for employees of Seller, attached hereto in Schedule C. The terms, conditions and amounts of stock to be issued pursuant to such a plan will be determined by management of Seller in good faith prior to Closing.

2.5 EXECUTION OF ESCROW AGREEMENT. Prior to the Closing, Seller agrees to place forty percent (40%) of Seller's total issued and outstanding common stock in an escrow account as described in Schedule D. Such shares will be held in escrow, pursuant to the terms and conditions of the Escrow Agreement, incorporated herein by reference, for the benefit of Buyer. Such shares shall be released to the Buyer upon the satisfaction of the performance milestones, as defined in Schedule A. The share, when and if released to the Buyer will be fully paid and non-assessable. In the event that Buyer does not commit a minimum of Ten Thousand (10,000) units, as defined in Schedule A, in addition to the performance milestones set forth in Schedule A, such shares will be returned to the company for cancellation.

2.6 MASTER DISTRIBUTORSHIPS OF SELLER. Seller agrees not to sell any Master Distributorships ("Distributorships"), in addition to the three (3) Distributorships sold or committed prior to the Closing, without consulting with Buyer. Seller agrees to offer the investors of the three (3) previously sold Distributorships an option to convert One Hundred and Twenty-five Percent (125%) of the purchase price of each Distributorship into Common Stock of Seller at a conversion rate of $2.50 per share.


                              ARTICLE III: CLOSING

3.1 CLOSING. The transfer and purchase of Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Buyer as soon as possible after the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if such provisions are applicable to the transaction, or as soon as practicable upon completion and execution of this Acquisition Agreement. The transaction will also be subject to all rules and regulations prescribed under the Federal and state securities laws governing same.

3.2 CLOSING DOCUMENTS. As a condition precedent to Closing, the following documents and certificates shall be executed and delivered at the Closing:

         (a) Seller shall deliver to Buyer: (i) a Common Stock Certificate with a restrictive legend subject to Rule 144, representing twenty percent (20%) of the Seller's issued and outstanding Common Stock Shares; (ii) an Escrow Agreement evidencing the deposit of a Common Stock Certificate with a restrictive legend subject to Rule 144, representing forty percent (40%) of the Seller's issued and outstanding Common Stock Shares to be held in escrow for the benefit of the Buyer; (iii) a good standing certificate evidencing the corporate existence and status of Buyer in Nevada; (iv) such other conveyance documents to effect the transfer and conveyance of the Assets.

         (b) Buyer shall deliver to the Escrow Agent, Forty Percent (40%) of the issued and outstanding common stock of Seller to be held in escrow for the benefit of Buyer. Such common stock shares shall be issued and released to Buyer upon the occurrence of certain performance milestones defined in Schedule A.


              ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as now being conducted.

4.2 AUTHORIZATION OF TRANSACTIONS BY SELLER. Seller and the persons executing this document and other documents associated with this sale of Assets have full power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the requisite approval by Seller's shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, in compliance with all applicable law, and the Seller's Articles of Incorporation (the "Articles of Incorporation"), and By-Laws, and a certified copy of the official corporate resolutions setting forth these authorizations is attached to this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except to the extent the enforceability thereof is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally or by general equitable principles. Neither the execution or the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or By-Laws of Seller.

4.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery by Seller of this Agreement and the other documents, respectively, nor the consummation by Seller of the transactions contemplated hereby and thereby, nor the compliance by Seller with any of the provisions hereof or thereof will (i) violate or breach any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of a lien or encumbrance on any of the Assets pursuant to, any of the terms, covenants, conditions or provisions of any note, bond, class of stock, mortgage, indenture, deed of trust, franchise, permit, contract, agreement or other instrument, commitment or obligation to which Seller is a party, or by which Seller or any of the Assets may be bound, except for such as to which requisite waivers or consents have been obtained; or (ii) to the best of the Seller's knowledge, violate any order, writ, injunction, decree, judgment, statute, law, regulation or ruling of any court or governmental authority applicable to any of them.

4.4 LITIGATION AND COURT ORDERS. Except as disclosed in Schedule F, the Officers of Seller have no actual knowledge of any outstanding orders, judgments, certificates of judgment, injunctions, citations, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Seller which would materially adversely affect the Assets or the operation of the Business. There is no action, suit, claim, arbitration, investigation or other legal proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) actually filed and served against Seller or with respect to any of the Assets which would materially adversely affect Seller's Business. To the best of each of the Officers of Seller's knowledge, there is no pending action, suit or proceeding which has been brought by or on behalf of Seller with respect to the Assets or Seller's operation of the Business in any court or before any governmental body or arbitration tribunal other than collection suits currently pending or to be commenced in the future relating to accounts receivables accruing prior to Closing.

4.5 BOOKS AND RECORDS. The books and records of Seller as they relate directly to Seller's Business, fairly reflect all material transactions affecting the Assets and Seller's Business.

4.6 TAXES. All tax returns, reports and forms required to be filed by Seller with any state or federal authority have been timely prepared and filed in accordance with all applicable laws. Except as described in Article 2.1(i) herein, there are no existing deficiencies or adjustments, fees, tax assessments, levies, or other tax-related encumbrances of any kind associated with the Assets.

4.7 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Seller in this Agreement, no certificate, Schedule, or Schedule hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, and no document or certificate delivered to Buyer pursuant to this Agreement or in connection with any actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained herein or therein not misleading.

4.8 PERMITS AND LICENSES. There is set forth in the Schedule G a list of all material permits, licenses or other authorizations of any governmental authority in effect on the date hereof applicable to any of the Assets, including the Business. The operation of the Business is conducted in all material respects in accordance with the requirements of all such permits, licenses or authorizations and in accordance with the requirements of all governmental authorities having jurisdiction thereof.

4.9 COMPLIANCE WITH LAWS. Seller has operated the Business so as to materially comply in all material respects with all applicable laws and ordinances, rules and regulations of any governmental authority and all applicable orders, judgments or decrees of any court, arbitrator or governmental authority where the failure to comply would have a material adverse effect on the operation of the Business or the Assets.

4.10 UNDISCLOSED LIABILITIES. Except as disclosed herein, to Seller's knowledge, Seller has no liabilities arising from Seller's operations that would have a material adverse effect on the business condition of Seller.

4.11 CONTRACTS.

         Except as previously disclosed, there is no written contract, agreement, commitment or arrangement entered into or made by Seller ("Contract"), or any outstanding unaccepted written offer made by Seller ("Offer") (a) that primarily affects any of the Purchased Assets, or (b) that is binding on Seller and, in each case:

                  (i) that is or relates to a mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit to, Seller;

                  (ii) that is or relates to a collective bargaining agreement or union contract;

                  (iii) that contains or relates to covenants or other provisions limiting the right of Seller or owners thereof to compete in any line of business with any person that is directly competitive with Buyer;

                  (iv) that involves any remaining or unsatisfied obligation (A) to make capital expenditures (whether through the purchase of real or personal property or otherwise) involving U.S. $50,000 or more in the case of any one item or group of items, (B) to purchase goods involving U.S. $100,000 or more in the case of any one item or group of items, or (C) to supply products or provide services involving U.S. $100,000 or more in the case of any one item or group of items;

                  (v) that involves any sales agency, manufacturer's representative, distributorship or marketing agreement that is not by its terms (without regard to the law of the applicable jurisdiction) cancelable by Seller without penalty on 90 days notice; or

                  (vi) that is any other Contract or Offer that is material to the business condition of the Seller.

Except as otherwise set forth in herein and subject to the last sentence of this
Section 4.13, to Seller's knowledge, all Contracts described or reflected therein are in full force and effect. For purpose of this Section 4.13, the term "Contract" shall not include any employee benefit plans.

4.12 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in the disclosure Schedules, (a) Seller is not indebted to any director, officer, employee or agent of Seller, except for amounts due as normal salaries, commissions, wages, bonuses, or in reimbursement of ordinary expenses on a current basis, and (b) no employee or agent of Seller is indebted to Seller except for advances for ordinary business expenses.

4.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive the Closing Date by One Hundred and Eighty (180) days.


                                   ARTICLE V:
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

5.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWERS. Buyer is a limited liability company duly organized, validly existing and in good standing under the law of the State of California. Buyer has full power and authority to carry on the Seller's Business and to own and use the Assets and properties owned and used by it in the operation of Seller's Business.

5.2 AUTHORIZATION OF TRANSACTIONS BY BUYER. Buyer and the persons executing this document and other documents contemplated herein have full power and authority to enter into this Agreement and to perform its obligations hereunder and have received all material consents and approvals necessary for the consummation of the acquisition and the operation by Buyer of the Business of Seller in substantially the manner presently being operated by Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action, in compliance with all applicable laws, and Buyer's Articles of Organization and Operating Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer enforceable against Buyer in accordance with its terms and conditions, except to the extent the enforceability thereof is limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. Neither the execution or the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of the terms and conditions or provisions of or constitutes a default under the Articles of Organization or Operating Agreement of Buyer.

5.3 LITIGATION OR COURT ORDERS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against Buyer, and there is no action, suit, claim, arbitration, investigation or other legal proceeding actually filed, or to the best of Buyer's knowledge, pending and served against Buyer, enjoining or prohibiting or seeking to enjoin or prohibit the transactions contemplated hereby, or which would impair the Buyer's ability to consummate the transactions contemplated hereby.

5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement and the other documents, respectively, nor the consummation by Buyer of the transactions contemplated hereby and thereby, nor the compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or breach any provision of the Articles of Organization or Operating Agreement of Buyer; (ii) violate or breach any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of a lien or encumbrance on any of the Assets pursuant to, any of the terms, covenants, conditions or provisions of any note, bond, class of stock, mortgage, indenture, deed of trust, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of the Assets may be bound, except for such as to which requisite waivers or consents have been obtained; or (iii), to the best of Buyer's knowledge, violate any order, writ, injunction, decree, judgment, statute, law, regulation or ruling of any court or governmental authority applicable to any of them.

5.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Buyer in this Agreement, no certificate, Schedule, or Schedule hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, and no document or certificate delivered to Seller pursuant to this Agreement or in connection with any actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained herein or therein not misleading.

5.6 COMPLIANCE WITH LAWS. Buyer has operated the Business so as to materially comply in all material respects with all applicable laws and ordinances, rules and regulations of any governmental authority and all applicable orders, judgments or decrees of any court, arbitrator or governmental authority where the failure to comply would have a material adverse effect on the operation of the Business or the Assets.

5.7 UNDISCLOSED LIABILITIES. Except as disclosed herein, to Buyer's knowledge, Buyer has no liabilities arising from Buyer's operations that would have a material adverse effect on the business condition of Buyer.

5.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive the Closing Date by One Hundred and Eighty (180) days.


                          ARTICLE VI: INDEMNIFICATION

6.1 INDEMNIFICATION. Subject to all the provisions of this Article VI, indemnification shall be fully mutual between the Buyer and Seller. The execution by Seller and Buyer of this Agreement. Whether in counterpart or otherwise, shall be conclusive as to Seller's and Buyer's assent to these provisions, whether or not Seller or Buyer shall have caused, directly of indirectly, the event giving rise to the demand for indemnification under this
Article VI.

6.2 INDEMNIFICATION OF BUYER. Seller will reimburse, indemnify, defend, save and hold harmless Buyer and each director, officer, shareholder (and each director and officer thereof) and any other affiliate of any of them (each a "Buyer Indemnified Person") for a period of One Hundred and Eighty (180) days from the Closing Date hereof from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys' fees and other costs and expenses incident to any claim, suit, action or proceeding) (collectively, "Damages") suffered, sustained, incurred or required to be paid by Buyer Indemnified Person because of or that result from, relate to or arise out of (i) the breach of or the failure to fulfill any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement, or (ii) any liability of Seller resulting from conditions existing or acts or omissions occurring prior to the Closing date hereof which give rise to liabilities.

6.3 INDEMNIFICATION OF SELLER. Buyer will reimburse, indemnify, defend, save and hold harmless Seller and each director, officer, shareholder (and each director and officer thereof) and any other affiliate of any of them (each a "Seller Indemnified Person") for a period of One Hundred and Eighty (180) days from the Closing Date hereof from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys' fees and other costs and expenses incident to any claim, suit, action or proceeding) (collectively, "Damages") suffered, sustained, incurred or required to be paid by Seller Indemnified Person because of or that result from, relate to or arise out of (i) the breach of or the failure to fulfill any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement, or (ii) any liability of Buyer resulting from conditions existing or acts or omissions occurring prior to the Closing date hereof which give rise to liabilities.

6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION OBLIGATION. The representations, warranties, covenants and agreements of Seller and Buyer herein set forth shall survive the Closing.

6.5 CLAIMS.

         (a) Should any claim be made, or suit or proceeding (including, without limitation, an audit by any taxing authority) ("Claim") be instituted against Seller, Buyer or any other Buyer Indemnified Person or Seller Indemnified Person (an "Indemnified Person") for which any of the aforementioned parties wish to engage counsel, it shall be at their own expense unless it is later held that the Indemnification provision herein covers that expense. The Indemnified Person shall notify the indemnifying party in writing concerning said Claim promptly after the assertion or commencement thereof. The Indemnified Person shall in the first instance file in a timely manner any answer or pleading with respect to a suit or proceeding if such action is necessary to avoid default or other adverse results. The indemnifying party shall control the defense of any Claim and shall use its best efforts to defeat or minimize any loss resulting from such Claim. The Indemnified Person shall provide the indemnifying party with such information and opportunity for consultation as may reasonably be requested by the indemnifying party and the Indemnified Person shall be entitled, at its own expense, to participate in the defense of a Claim and to engage counsel for such purpose.

         (b) No settlement of a Claim involving liability of an indemnifying party under this Article VI shall be made without prior written consent thereto by or on behalf of such party, which consent shall not be unreasonably withheld or delayed and which consent will be final and binding on all involved parties.

6.6 REQUEST FOR INDEMNIFICATION

         (a) If at any time or from time to time an Indemnified Person determines that it is entitled to indemnification under this Article VI, the Indemnified Person shall give written notice to the Indemnifying Party specifying in reasonable detail to the extent then known the basis on which indemnification is sought, the amount of the actual or potential loss, damage or expense and requesting indemnification. Upon receipt of any request for indemnification (whether or not involving a Claim), the Indemnifying Party may object thereto by delivering written notice of such objection to the Indemnified Person specifying in reasonable detail the basis on which such objection is made within 30 days after receipt of the request for indemnification. Failure on the part of the Indemnifying Party so to object to any request for indemnification shall constitute acceptance by the Indemnifying Party of such request.

         (b) The Indemnifying Party shall pay promptly any amounts which it is obligated to pay pursuant to this Article VI, upon acceptance or determination of such obligation and from time to time as any such obligations become, to any extent, liquidated as to amount.


                             ARTICLE VII: CONDITIONS

7.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All obligations of Buyer at the Closing are subject, at the option of Buyer, to the fulfillment of each of the following conditions at or prior to the Closing Date (any one or more of which may be waived by Buyer), and Seller shall exert reasonable commercial efforts to cause each such condition to be so fulfilled, including finalization of all disclosure schedules and the foregoing items necessary to effectuate the Closing, as soon as reasonably possible:

         (a) All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made.

         (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed.

         (c) All corporate and other proceedings of Seller in connection with the transaction contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be reasonably satisfactory in form and substance to Buyer and its counsel.

         (d) Buyer shall have received from Seller delivery of the corporate By-laws and Articles of Incorporation.

         (d) Since the date of this Agreement, there shall not have occurred any material adverse change in the business condition of the Seller.

7.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. All obligations of seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing Date (any one or more of which may be waived by Seller), and Buyer shall exert reasonable commercial efforts to cause each such condition to be so fulfilled, including finalization of all disclosure schedules and the foregoing items necessary to effectuate the Closing, as soon as reasonably possible:

         (a) All representatives and warranties of Buyer contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made.

         (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or before the Closing shall have been duly and properly performed.

         (c) Since the date of this Agreement, there shall not have occurred any material adverse change in the business condition of the Buyer.

         (d) Seller shall have approved the Employee Stock Incentive Plan and the Employment Agreements.


                        ARTICLE VIII: GENERAL PROVISIONS

8.1 AMENDMENT. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2 WAIVER. No waiver by either party of any default with respect to any of the binding provisions, conditions or requirements of this Acquisition Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other binding provisions, conditions or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right occurring to it thereafter. The parties hereto waive any and all rights to a jury trial in connection with any action or proceeding arising under this Acquisition Agreement or the transactions contemplated hereby.

8.3 NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid or by reputable overnight courier, as follows:

         IF TO SELLER:              Mr. Roman Gordon, Chairman
                                    PowerSource Corporation
                                    3660 Wilshire Boulevard, Suite 1104
                                    Los Angeles, California 90010

         WITH COPIES TO:            Gerard N. Casale
                                    CASALE COFFEE NOJIMA, LLP
                                    11755 Wilshire Boulevard, Suite 1200
                                    Los Angeles, California  90025

         IF TO BUYER:               Gail Howard, Chief Executive Officer
                                    North Star Enterprises, LLC
                                    29716 Avenida De Las Banderas
                                    Rancho Santa Margarita, California 92688

         Any party may change its address for receiving notice by written notice given to the other party in the manner referred to in this Section 8.2.

8.4 ACCESS TO INFORMATION AND DOCUMENTS PRIOR TO CLOSING. Upon reasonable notice to Seller's representatives in Los Angeles, California, and during regular business hours, Seller will give Buyer and Buyer's attorneys, accountants and other representatives reasonable access to Seller's personnel and all properties, documents, contracts, books and records of Seller relating to the business of Seller or the Purchased Assets and will furnish Buyer with copies of such documents (certified by an appropriate officer of Seller if so requested) and with such information with respect to the affairs of the Seller as Buyer may from time to time reasonably request. There will be no material interference with Seller's business operations as a result of such investigations by Buyer.

8.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

8.6 PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

8.7 ENTIRE AGREEMENT. This Agreement, including the Schedules and Schedules attached hereto and the documents delivered pursuant hereto, constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties.

8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Proper venue for any dispute shall be in Los Angeles, California.

8.9 HEADINGS. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 EXPENSES. The Buyer will bear their own costs and expenses for legal, accounting, other professional fees and any other costs or disbursements incurred in connection with the transactions contemplated hereby, except to the extent expressly provided in Article VI above. Seller will be reimbursed by Buyer for all legal fees incurred in connection with this Agreement in the event that the transaction contemplated under this Agreement does not take place.

8.11 COSTS. The Parties will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Contemplated transaction.

8.12 JURISDICTION: SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.13 ASSIGNMENT. The Binding Provisions shall be binding upon and inure to the benefit to the parties and their permitted successors and permitted assigns. Neither Seller nor Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that Seller may assign its rights and obligations hereunder as a result of any transaction or to any acquirer of substantially all of the assets of Seller.

8.14 CONFIDENTIALITY. Except as and to the extent required by law, neither Party shall disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) provided by the other Party in any manner other than in connection with its evaluation of the transaction proposed in this Acquisition Agreement. For purposes of this Paragraph, "Confidential Information" means any information about any Party whether or not stamped "confidential" or identified in writing as such to the party being provided information, unless (i) such information is already known to the party being provided information or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of any Party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request by the providing Party, the other Party will promptly return to the providing party or destroy any Confidential Information in its possession and certify in writing to such requesting Party that it has done so.

8.15 DISCLOSURE. Either Party may disclose the existence of negotiations regarding the proposed acquisition in the form of press release or otherwise upon the mutual approval of the parties, said approval not to be unreasonably withheld. The Seller may have to disclose certain information as required by law to the Securities and Exchange Commission and/or the Seller's shareholders

8.16 CONSENTS. During the period from the Execution Date until the Closing Date, the Buyer and Seller will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications required by the HSR Act, the Secretary of State of California, and other regulatory bodies as required, if applicable and receive other necessary consents and approval as indicated herein, as necessary.

8.17 PUBLICITY. Any and all publicity or public disclosure relating to this transaction and the method of its release shall be determined by mutual agreement of both the Buyer and Seller, except as to Seller's notification of the transactions contemplated by this Agreement to its employees.

8.18 SEVERABILITY. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any provision hereof is held invalid, such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remainder of the Agreement.

8.19 ATTORNEYS' FEES. The prevailing party in any proceedings (including, without limitation any arbitration proceedings) arising in connection with this Agreement shall be entitled to reimbursement for its reasonable fees and costs incurred in connection therewith, including reasonable attorneys' fees.


         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the date first written above.

FOR:  BUYER:      NORTH STAR ENTERPRISES, LLC



BY:      /S/ GAIL HOWARD
         GAIL HOWARD, CHIEF EXECUTIVE OFFICER


FOR:  SELLER:     POWERSOURCE CORPORATION



BY:      /S/ E. DOUGLAS MITCHELL
         E. DOUGLAS MITCHELL, PRESIDENT


FOR:  SELLER:     POWERSOURCE CORPORATION



BY:      /S/ ILLYA BOND
         ILLYA BOND, CHIEF EXECUTIVE OFFICER


FOR:  SELLER:     POWERSOURCE CORPORATION



BY:      /S/ ROMAN GORDON
         ROMAN GORDON, CHAIRMAN


FOR:  SELLER:     POWERSOURCE CORPORATION



BY:      /S/ GERMAN TEITELBAUM
         GERMAN TEITELBAUM, CHIEF FINANCIAL OFFICER